Exhibit 99.3

Dyadic Announces Receipt of Purported Declaration of Default from Mark A. Emalfarb Trust and Other Events

JUPITER, Fla – January 8, 2008 – Dyadic International, Inc. (AMEX: DIL) announced today that on January 2, 2008, Dyadic International (USA), Inc. ("Dyadic Florida"), a wholly-owned subsidiary of  Dyadic International, Inc. (the "Company"), received a purported declaration of default (the "2008 Default Notice") from the Mark A. Emalfarb Trust under agreement dated October 1, 1987 ("Emalfarb Trust") relating to Dyadic Florida's Revolving Note in favor of the Emalfarb Trust dated as of May 29, 2003 with a maturity date of January 1, 2009 (as amended to date, the "Note").   Principal under the Note bears interest at the rate of 8% per annum (14% following a default under the Note); the Note has a principal balance of approximately $2.4 million and is secured by certain of Dyadic Florida’s assets.  The Emalfarb Trust has as its trustee and beneficiary Mark A. Emalfarb, a director of the Company and the former Chief Executive Officer and President of the Company.  According to a Schedule 13D filing (filed on November 13, 2007) (the "13D Filing"), Mark Emalfarb, through the Emalfarb Trust, owned 5,822,125 shares (or approximately 19.4%) of the Company's outstanding shares of common stock as of November 9, 2007.  In addition, according to the 13D filing, the Francisco Trust under agreement dated February 28, 1996, whose beneficiaries are the spouse and descendants of Mark Emalfarb, owned 4,844,578 shares (or approximately 15.9%) of the Company's outstanding shares of common stock as of November 9, 2007.

As previously disclosed in the Company's Current Report on Form 8-K (filed on October 24, 2007) (the "October 24 8-K"), on October 3, 2007, Dyadic Florida received a purported written notice of default (the "2007 Default Notice") from the Emalfarb Trust pursuant to the Note and the Security Agreement dated as of May 29, 2003, as amended by the first amendment thereto dated as of August 19, 2004 (the "Security Agreement").  The 2007 Default Notice alleged that, with reference to certain events identified in the 2007 Default Notice and reported in the Company's Current Reports on Form 8-K filed prior to the date of the 2007 Default Notice (the "Events"), Dyadic Florida may be in default under the Note and Security Agreement.  The 2008 Default Notice asserts that the Events (as referred to in the 2007 Default Notice, with no new or different events identified) have continued for more than 90 days and purports to declare Dyadic Florida in Default (as defined in the Note) under the Note and that all amounts evidenced under the Note are immediately due and payable to the Emalfarb Trust.  The 2008 Default Notice demands payment of all unpaid principal and accrued interest due on the Note, plus approximately $11,000 in legal fees.

As the Company previously reported in the October 24 8-K (with regard to the 2007 Default Notice) and reaffirms here, the Company does not believe that it is in default under the Note.  The Company does not believe that any of the Events constitutes a default under the Note.  The Company has made all payments required by the terms of the Note.  Although no assurances can be given as to the ultimate outcome of this matter, the Company disagrees with the claims in the 2007 Default Notice and the 2008 Default Notice that a default has occurred under the Note and intends to vigorously contest these claims.

As previously disclosed in the Company's Current Report on Form 8-K (filed on December 28, 2007), the six putative class action lawsuits filed against the Company and certain current and former officers and directors of the Company in the United States District Court for the Southern District of Florida were consolidated, and the Court selected a lead plaintiff who is tasked with litigating the claims against the Company on behalf of all putative class members.  On December 28, 2007, the Court ordered that the lead plaintiff must file an amended and consolidated complaint by February 25, 2008, and that the Company must respond to such complaint by March 28, 2008.  The Company intends to vigorously contest and defend the allegations under the amended and consolidated putative class action complaint, but no assurance can be given as to the timing, costs to defend or the ultimate outcome of this matter.

On January 8, 2008, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes discussion of the above-mentioned items.

About Dyadic

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements

Certain statements made in this press release may be considered "forward-looking statements." These forward-looking statements are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause our actual results, performance or achievements to be materially different from such forward-looking statements. In view of such risks and uncertainties, investors and stockholders should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to update any forward looking statements made herein. For a discussion of assumptions, risks and uncertainties identified by the Company, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our subsequent filings with the SEC.

Contact:

Berkman Associates
Investor Relations Counsel to Dyadic International, Inc.
Neil Berkman, 310-826-5051
info@berkmanassociates.com